Exhibit 99.2

Applied DNA Sciences Regains Compliance with Nasdaq Listing Standards

STONY BROOK, N.Y., November 25, 2019 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA”) or (the “Company”), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing for product authenticity, traceability solutions and nucleic acid-based biotherapeutic research, today announced that it has received notification from Nasdaq that the Company has regained compliance with Nasdaq’s minimum bid price and stockholders’ equity rules and met the requirements of the Nasdaq Hearing Panel decision dated October 1, 2019, which requires that the Company evidence compliance with all applicable criteria for continued listing on or before December 31, 2019. Accordingly, the Company’s common stock will continue to be listed on The Nasdaq Capital Market and Nasdaq considers the matter closed.

Specifically, the Company regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”) and the minimum $2.5 million stockholders’ equity, or $35 million market value of listed securities, or $500,000 of net income from continuing operations requirements for The Nasdaq Capital Market set forth in Listing Rules 5550(b).

Dr. James A. Hayward, president and CEO of Applied DNA, stated, “We are grateful to our investors for their patience and support while the management team and board of directors worked to regain compliance. With this matter now resolved, we remain focused on driving growth to create value for shareholders.”

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping, and pre-clinical nucleic acid-based therapeutic drug candidates.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

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Common stock listed on Nasdaq under the symbol APDN.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to the substantial doubt relating to Applied DNA’s ability to continue as a going concern, our ability to successfully enter into commercial contracts for the implementation of our CertainT® platform, the possibility of failure to make timely payment on its outstanding secured convertible notes and resulting enforcement by noteholders of remedies on collateral which includes substantially all of Applied DNA’s assets, the Company’s history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s product candidates will advance further in the preclinical research or clinical trial process, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018, as amended, and our subsequent quarterly reports on Form 10-Q filed on February 7, 2019, May 9, 2019 and August 13, 2019, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com